________________________________________________________________________________

                                                                    EXHIBIT 10.1

                           STOCK PURCHASE AGREEMENT


                                by and between


                             STAN LEE MEDIA, INC.


                                      and


                       SELLERS OF CONAN PROPERTIES, INC

                                August 31, 2000

________________________________________________________________________________

                               TABLE OF CONTENTS

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                                                                                       Page
                                                                                       ----
STOCK PURCHASE AGREEMENT.........................................................         2

ARTICLE I........................................................................         2

The Sale.........................................................................         2
1.1.   Purchase and Sale of Stock................................................         2
1.2.   Consideration.............................................................         2
1.3.   Delivery of Consideration.................................................         3
1.4.   Certain Definitions And  Provisions.......................................         3
1.5.   Accrued Income............................................................         4
1.6.   Historical References.....................................................         5
1.7.   Fractional Shares.........................................................         6
1.8.   Restricted Shares.........................................................         6
1.9.   Repurchase of Shares......................................................         6
1.10.  Contingent Liability......................................................         6
1.11.  NonRecourse...............................................................         6

ARTICLE II     The Closing And Transfer Of Stock.................................         7
2.1.   The Closing...............................................................         7
2.2.   Deliveries at the Closing.................................................         7

ARTICLE III    Representations And Warranties Of Sellers.........................         8
3.1.   Due Organization..........................................................         8
3.2.   Capitalization; Ownership of Company......................................         9
3.3.   Authorization of Transaction..............................................         9
3.4  Consents and Approvals; No Violations.......................................        10
3.4.   Financial Statements......................................................        10
3.5.   Assets....................................................................        10
3.7.   Events Subsequent to Most Recent Financial Statement Date.................        10
3.8.   Tax Matters...............................................................        10
3.9.   Legal Compliance..........................................................        11
3.10.  Intellectual Property.....................................................        11
3.11.  Contracts.................................................................        12
3.12.  Legal Proceedings.........................................................        12
3.13.  No Employees or Employee Plans............................................        12
3.14.  Acquisition of Stock for Investment.......................................        13
3.15.  Investor Status...........................................................        13
3.16.  Reliance on Exemptions....................................................        13
3.17.  Legend....................................................................        13
3.18.  Brokers' Fees.............................................................        14
3.19.  Disclaimer................................................................        14

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
ARTICLE IV     Representations And Warranties Of Buyer...........................    14
4.1.   Organization of Buyer.....................................................    14
4.2.   Authorization of Transaction..............................................    14
4.3.   Consents and Approvals; No Violations.....................................    14
4.4.   Reliance Upon Disclosure Documents........................................    15
4.5.   Acquisition of Stock for Investment.......................................    15
4.6.   Buyer's Business Investigation............................................    15
4.7.   Brokers' Fees.............................................................    15

ARTICLE V      Covenants Of Sellers..............................................    15
5.1.   Interim Conduct of Business...............................................    15
5.2    PERMITTED ACTION..........................................................    16
5.3.   Access....................................................................    16
5.4.   Consummation..............................................................    16
5.5.   Termination of Consulting Agreements......................................    16

ARTICLE VI     COVENANTS OF BUYER................................................    16
6.1.   Consummation..............................................................    16
6.2    Security Agreement........................................................    17
6.3    Registration Rights Agreement.............................................    17
6.4    Records and Documents.....................................................    17

ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER......................    17
7.1.   Accuracy of Warranties and Performance of Covenants.......................    18
7.2.   No Pending Action.........................................................    18

ARTICLE VIII   Conditions Precedent To Obligations Of Sellers....................    18
8.1.   Accuracy of Warranties and Performance of Covenants.......................    18
8.2.   No Pending Action.........................................................    18

ARTICLE IX     Survival And Indemnification......................................    19
9.1.   Survival..................................................................    19
9.2.   Indemnification...........................................................    19
9.3.   General Provisions Relating to Indemnification............................    19

ARTICLE X      TERMINATION.......................................................    20
10.1.  Termination or Abandonment................................................    20
10.2.  Effect of Termination.....................................................    21

ARTICLE XI     Tax Allocation....................................................    21

ARTICLE XII    GENERAL PROVISIONS................................................    21
12.1.  Amendments and Waiver.....................................................    21
12.2.  Notices...................................................................    21
12.3.  Expenses..................................................................    22
12.4.  Counterparts..............................................................    22

12.5.  Successors and Assigns; Beneficiaries..............................   22
12.6.  Entire Agreement...................................................   22
12.7.  Announcements......................................................   22
12.8.  Partial Invalidity.................................................   23
12.9.  Governing Law......................................................   23

                           STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT made this 31st day of August, 2000 (the "Agreement"), by and among Stan Lee Media, Inc. a Colorado corporation (the "Buyer"), those entities listed in Schedule A hereto (the "Sellers"), and Conan
 -----                                                     -------
Sales Co. LLC, a Delaware limited liability company ("CSC').  Buyer, Sellers and
                                                      ---
CSC are sometimes referred to collectively herein as "Parties."

                             W I T N E S S E T H:

          Whereas, Sellers collectively own or have rights in all of the issued and outstanding shares of Conan Properties, Inc. (the "Company"), a New York
                                                       -------
corporation engaged, among other things, in owning and licensing certain intellectual property relating to "Conan", "Conan the Barbarian" or variations thereon all originally created by author Robert E. Howard (hereinafter "Conan"); and

          Whereas, Buyer desires to acquire the Company through the purchase of all of the Company's issued and outstanding shares, consisting of 100 shares of the Company's no par common stock (collectively, the "Company's Stock"), from
                                                      ---------------
Sellers and Sellers desire to sell the Company's Stock to Buyer, all upon the terms and subject to the conditions set forth herein; and

          Whereas, Sellers have formed CSC in order to collect certain portions of the Consideration to be paid by Buyer.

          Now, Therefore, Seller and Buyer hereby covenant, warrant, represent, and agree as follows:

                                   ARTICLE I

                                    The Sale



          1.1. Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Sellers, the Company's Stock for the consideration set forth in (S)1.2 below.

          1.2. Consideration. The consideration for the Company's Stock (the "Consideration") which Buyer hereby agrees to pay Sellers and/or CSC as provided
 -------------
below shall be:

          (a) At the Closing, The "Initial Shares" (as defined in and calculated pursuant to (S)1.4(a)); and

          (b) At the Closing, "Warrants" (as defined in and calculated pursuant to (S)1.4(b)) to purchase a total of 20,000 shares of the Buyer's no par common stock ("Buyer's Stock"); and
        -------------

          (c) On the "Measurement Dates", either the "Shortfall Amount" (in cash) or the "Guarantee Shares" and "Additional Guarantee Shares" (as such terms are defined in and calculated pursuant to (S)1.4(c) below) if any; and

          (d) On the Measurement Date, the "Contingent Payment" (as defined in and calculated pursuant to (S)1.4(d)) if any; and

          1.3.  Delivery of Consideration.

          (a) At the Closing, the Buyer shall issue to CSC the total number of Initial Shares to be issued;

          (b) At the Closing, the Buyer shall issue to CSC a "Warrant" (as defined in (S)1.2(b) to purchase 20,000 shares of the Buyer's common stock no par value ("Buyer's Stock");

          (c) On the Measurement Date, Buyer shall either pay CSC the Shortfall Amount in cash or issue at least 50% (or such greater percentage as Buyer shall elect) of the Guarantee Shares to CSC; and if Buyer issues less than 100% of the Guarantee Shares on the Measurement Date, then on the "Second Measurement Date" Buyer shall issue the "Additional Guarantee Shares" to CSC (as all such terms are defined in (S)1.4(c)); and

          (d) On the Measurement Date, Buyer shall pay CSC the Contingent Payment, if any.

          1.4. Certain Definitions and Provisions With respect to the foregoing items of the Consideration:

          (a) "Initial Shares" shall mean that number of shares of Buyers Stock
               --------------
calculated by dividing $4,300,000 by the "Market Price". The "Market Price"
                                                              ------------
shall mean the average price per share of Buyer's Stock, during the thirty (30) consecutive trading days ending August 31, 2000 (in the case of Initial Shares and the Warrants, and in the case of the Guarantee Shares, and the additional Guarantee Shares before the respective Measurement Dates), based on the closing price or, in case no sale takes place on any such day, the average of the closing bid and asked prices on such day as reported on the nasdaq Stock Market, or if the Company's Stock is not then listed on The Nasdaq Stock Market, the OTC Bulletin Board or any comparable system or, if the Buyer's Stock is not reported on, The Nasdaq Stock Market, the OTC Bulletin Board or a comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected by Buyer, and reasonably acceptable to Sellers for that purpose.

          (b) "Warrants" shall mean warrants to purchase that number of the
               --------
Buyer's Stock as provided in (S)1.3(b) at the Market Price as defined in
(S)1.4(a) pursuant to the terms and conditions of a Warrant Agreement in the form annexed hereto as SCHEDULE 1.4(B).

          (c) "Measurement Dates" shall mean the "Measurement Date" and the
               -----------------
"Second Measurement Date". The "Measurement Date" shall mean that date which is
                                ----------------
18 months following the Closing Date. The "Second Measurement Date" shall mean
                                           -----------------------
the second anniversary of the Closing Date. If at the Measurement Date, the per share Market Price of the Buyer's Stock is equal to or in excess of the Market Price at the Closing, then Buyer will not be obligated to issue any Guaranteed Shares or any Additional Guaranteed Shares. If, however, the Market Price at the Measurement Date is less than the Market Price at the Closing Date (such differential being referred to as the "Price
                                                                       -----
Shortfall") then the "Guaranteed Shares" shall be that number of shares equal to
---------             -----------------
the product of (i) the Price Shortfall multiplied by (ii) the "Unsold Shares" (the Price Shortfall multiplied by the Unsold Shares is referred to as the "Shortfall Amount") divided by (iii) the Market Price on the Measurement Date;
 ----------------
where the "Unsold Shares" means the total number of Initial Shares which remain
           -------------
unsold by CSC on the Measurement Date. If the Buyer issues to CSC 100% of the Guaranteed Shares on the Measurement Date, then Buyer will not be required to issue any Additional Guaranteed Shares. If, however, the Buyer issues less than 100% of the Guaranteed Shares on the Measurement date, then the "Additional
                                                                 ----------
Guaranteed Shares" shall mean that number equal to the product of: (i) the
-----------------
number of Guaranteed Shares which are not issued to CSC at the Measurement Date; multiplied by (ii) the Market Price at the Measurement Date; and (iii) divided by the Market Price on the Second Measurement Date.

          (d) If, on the Measurement Date, the "Trading Volume" equals or exceeds 100,000 shares (the "Target Volume") then Buyer shall not be required to
                             -------------
pay any Contingent Payment; where "Trading Volume" means the thirty-day average
                                   --------------
daily trading volume of the Buyer's Shares. If, however the Trading Volume is less than the Target Volume, then the "Contingent Payment" that Buyer shall pay
                                       ------------------
to CSC on the Measurement Date shall equal the product of (i) $900,000 multiplied by (ii) a fraction, the numerator of which is the difference between the Trading Volume and the Target Volume, and the denominator is the Target Volume.

          1.5. Accrued Income. At the Closing, the Company will assign to CSC the right to collect as "Accrued Income" as defined in (S)1.5(a) below pursuant to an assignment in the form of SCHEDULE 1.5.
                                ------------

          (a) "Accrued Income" shall mean all (i) royalties due to the Company
               --------------
from any source which is "accrued" but unpaid as of the Closing Date ("Accrued
                                                                       -------
Royalties"); (ii) to the extent not collected by the Company as of the Closing,
---------
the advances set forth in SCHEDULE 1.5(a) ("Accrued Advances"); and (iii) any
                                            ----------------
sums collected with respect to any causes of action which have accrued as of the Closing Dates ("Accrued Causes"). For the purposes of this Agreement,
                --------------

                    (i) a payment is accrued if it is earned by the Company in accordance with the agreements giving rise to such royalties or other payment, but payment of such amount has not yet been made, and accrual of such payment would be permitted under generally accepted accounting principles, provided that for third parties which make payments to the Company and supply reports based on a monthly, quarterly or other reporting period which does not break-down or permit the practicable calculation of transactions on a daily basis, with respect to any payment for a reporting period starting before and ending after the Closing Date, CSC and the Company will allocate such payment based on the number of days during the reporting period which were prior to the Closing Date and the number of days which were from the Closing Date through the end of the reporting period. Payments for periods which end prior to the Closing Date will be allocated entirely to CSC and payments for periods starting on and after the

          Closing Date will be allocated to the Company and need not be deposited in the separate account provided in (S)1.5(b);

               (ii) a Cause of Action shall be deemed accrued as of the Closing Date if the Company had any payments accrued but not received in connection with the cause of action as of the Closing Date or if the defendant in such cause of action had as of the Closing Date violated any right of the Company giving rise to a claim for compensation. CSC shall not be entitled to make any claim or bring any cause of action
                ---
          against any party with which the Company has ongoing business activities at the Closing, except as provided in SCHEDULE 1.5(a)(ii).
                                                           -------------------
          If an Accrued Cause of Action will potentially result in revenues with respect to periods both before and after the Closing Date, then Buyer and CSC will negotiate in good faith whether to jointly prosecute the cause of action and allocate the expenses thereof provided that the Company will be entitled to make the ultimate determination whether a claim should be made or a litigation commenced, except for those claims referred to in SCHEDULE 1.5(a)(ii). If Buyer determines, after the Closing, to make any claim or commence any litigation against any third party with respect to an Accrued Cause of Action, Buyer shall report to CSC the progress and costs of such claim CSC and pay to CSC amounts recovered for periods prior to the Closing, net of the pro-rata costs of such collection. CSC shall at its own expense and in its own name, be entitled to make a claim or file suit with respect to any Accrued Claim against a party with which the Company does not have ongoing business activities at the Closing.

     (b) The Company will prior to the Closing open a separate bank account in a bank in New York, which requires the signature of a representative of the Company and a representative of CSC for all transactions. All payments from any third party that may in part be for Accrued Income, shall be deposited into this separate account. The Company and CSC shall allocate such amount between Accrued Income and other amounts and jointly sign checks to disburse such funds. Until such remittance, all funds that constitute Accrued Income shall be held by the Company in trust for CSC and shall not be deemed the property of the Company.

     (c) In the event that the Company receives any Accrued Income, until it deposits such amount into the joint account provided in (S)1.5(b), the Company shall hold such amounts in trust for CSC and promptly remit such funds to such account.

     (d) CSC shall be responsible to pay any commissions due to any sales agent or other party with respect to, and out of, Accrued Income. CSC shall also be responsible to pay all filing and maintenance fees accrued up to the Closing Date with respect to the Assigned IP (as defined in the Security Agreement) as provided in (S)6.2.

     1.6. Historical References. At the Closing the Company will license Sellers (or companies that they control) who have an ownership interest in Robert E. Howard works, the right to make historical references of the nature of "from the creators of Conan the Barbarian" but such parties shall have no right to show any visual representation of Conan the Barbarian.

     1.7. Fractional Shares. Buyer shall not issue any fractional shares as part of the Initial Shares or the Guarantee Shares, or Additional Guarantee Shares and if any calculation of Initial Shares or Guarantee Shares or Additional Guarantee Shares would result in fractional shares, Buyer shall pay an amount of cash in lieu of such fractional share based on the Market Price at the Closing Date or the appropriate Measurement Date.

     1.8. Restricted Shares. All shares of Buyer's Stock issued to Sellers or CSC hereunder will be restricted securities as such term is defined in paragraph
(a)(3) of Rule 144 of the Securities Act of 1933, as amended. However, as provided in (S)6.2 below, Seller agrees to register such shares in certain circumstance

     1.9. Repurchase of Shares. If the Trading Volume on the date that is 90 days following the Measurement Date (the "Buyback Date") is less than 50,000 shares, then, to the extent requested by CSC, the Buyer shall be required to purchase any Unsold Shares (excluding the Guaranteed Shares) at the Market Price on the Closing of this Agreement. Upon CSC receiving such amount, it will deliver to Buyer the Guaranteed Shares for no additional Payment. Such repurchase shall occur within 30 days following the request of CSC. CSC shall be entitled to request the repurchase with respect to all or a portion of the Unsold Shares. With respect to any shares so repurchased: (a) Buyer will not be required to deliver any Additional Guaranteed Shares; and (b) Buyer will be entitled to a credit for the portion of the Contingent Payment allocable to the Unsold Shares.

     1.10. Contingent Buyback Liability. In addition to the foregoing Consideration, the Buyer shall pay CSC $2,000,000 on the Buyback Date (the "Contingent Buyback Liability"). Notwithstanding the foregoing, the Contingent Liability shall not be due and payable by the Company if either (a) the Trading Volume on the Buyback Date equals or exceeds 50,000 shares; or (b) if Buyer complies with the payment obligation provided in (S)1.9.

     1.11. NonRecourse Subject to the exception provided in this Section, CSC shall not enforce the liability and obligations of Buyer under (S)1.9 and
(S)1.10 (the "Non-Recourse Obligations") by any action or proceeding wherein a money judgment shall be sought against Buyer, except that CSC may exercise any remedies as a secured creditor against the Collateral (as defined in the Security Agreement provided in (S) 2.2(b)(iv) below (the "Security Agreement") and take any appropriate action or proceeding to enable CSC to enforce and realize upon its interests under the Security Agreement; provided however, that, except as specifically provided herein, any judgment in any action or proceeding naming the Buyer shall be enforceable against Buyer with respect to the Non-Recourse Obligations only to the extent of Buyer's interest in the Collateral and in any other collateral given to CSC, and CSC by accepting this agreement, agrees that it shall not sue for, seek or demand any deficiency judgment against Buyer, with respect to the Non-Recourse Obligations in any action or proceeding under or by reason of or under or in connection with the Non-Recourse Obligations. Nothing contained in this (S)1.11 shall be construed (i) as preventing CSC from naming Buyer in any action, case or proceeding brought by CSC to enforce obligations other than the Non-Recourse Obligations, or to enforce and to realize upon the security and Collateral provided under the Security Agreement so long as no judgment, order, decree or other relief in the nature of a personal or deficiency judgment or otherwise establishing any personal obligation shall be asked for, taken, entered or enforced against Buyer in any such action, case or proceeding with respect to any Non-Recourse

Obligation; (ii) as modifying, qualifying or affecting any manner whatsoever the lien and security interests created by the Security Agreement or the enforcement thereof by CSC; (iii) as modifying, qualifying or affecting in any manner whatsoever the undertakings, obligations and liabilities of Buyer, other than the Non-Recourse Obligations or of any other person under any agreement now or hereafter executed; (iv) as constituting a prohibition against CSC commencing any other appropriate action or proceeding in order for CSC to fully realize the security granted by the Security Agreement or to exercise its rights and/or remedies against, or with respect to, the Collateral or any other collateral given by Buyer to CSC or (v) as constituting a waiver of the right of CSC to enforce the liability and obligation of Buyer, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim, action, judgment, court cost or other obligation incurred by CSC (including without limitation, Professional Fees), arising out of or in connection with the failure of Buyer to comply with its covenants under the Security Agreement, including without limitations those under (S) 4 thereof, it being hereby expressly agreed that Borrower shall be liable and obligated to CSC for such amounts and such amounts shall be payable by Buyer to CSC immediately upon demand. Notwithstanding anything to the contrary in this Agreement, CSC shall not be deemed to have waived any right which CSC may have under (S) 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Obligation evidenced by this Agreement or to require that all Collateral shall continue to secure all of the Obligations owing to CSC in accordance with this Agreement and the Security Agreement, and the Non-Recourse Obligations shall be fully recourse to Buyer in the event of Buyer filing for protection under any Article of the U.S. Bankruptcy Code (or joining in any case filed by any other party to similar effect) or in the event of the filing of a case, proceeding or other action by any other person under any Article of the U.S. Bankruptcy Code against Buyer which is not dismissed within sixty (60) days of filing.


                                  ARTICLE II
                       The Closing And Transfer Of Stock

     2.1. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Share & Blejec LLP, counsel to the Seller, 317 Madison Avenue, New York, New York 10017, commencing at 10:00 a.m., local time, on the fifth business date following the date first set forth above, or such other date as mutually agreed by the parties (the "Closing Date").
 ------------

     2.2.    Deliveries at the Closing.

     (a) Deliveries by Sellers. At the Closing, Sellers will execute, acknowledge (if appropriate), and deliver to Buyer:

     (i) Certificates for the Company's Stock with duly executed stock powers to effect the transfer of ownership of the Stock to Buyer;

     (ii)    Certificates of good standing from the state of New York.

     (iii) A copy of all charter documents of the Company certified by the Secretary of State of New York as of a recent date;

     (iv) Certificate of the Secretary of the Company certifying copies of the By-laws, minute book and stock record book of the Company as of the Closing Date;

     (v)     The officer's certificate specified in (S)7.1;

     (vi)    Resignations of all directors and officers; and

     (x) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

     (b)     Deliveries by Buyer. At the Closing, Buyer will execute,
             -------------------
acknowledge (if appropriate), and deliver to Seller:

     (i)     Certificates for the Initial Shares;

     (ii)    The Warrant Agreements;

     (iii)   The officer's certificate specified in (S)8.1;

     (iv)    An executed Security Agreement in the form attached hereto as
     Schedule 6.2

     (v) An executed Registration Rights Agreement in the form attached hereto as Schedule 6.3, and;

     (vi) All other reasonable and material documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

     (c)     Deliveries by Company. At the Closing, the Company will execute and
             ---------------------
deliver to CSC the assignment required in (S)1.5.


                                  ARTICLE III
                   Representations And Warranties Of Sellers

     Sellers, jointly and severally hereby represent and warrant to Buyer as of the date hereof as set forth below:

     3.1. Due Organization. The Company is a corporation validly existing and in corporate good standing under the laws of the State of New York, and has all requisite power and authority, corporate and governmental, to own, lease and operate its properties and assets and to carry on the Business as now conducted.

     (a) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of the Business requires such qualification.

     (b) CSC is validly existing and in good standing under the laws of the State of Delaware and has all requisite authority and power to conduct those activities as contemplated by this Agreement, and to perform its obligations as set forth in this Agreement.

     (c) The Company has no subsidiaries nor does it own the equity securities of any other entity.

     3.2. Capitalization; Ownership of Company. (a) The aggregate authorized capital stock of the Company consists of 200 shares of No par value common stock, of which a total of 100 shares are issued and outstanding. All outstanding shares of the Company's Stock were issued in compliance with applicable federal and state laws.

     (b) All of the outstanding shares of the Company's Stock are duly authorized, validly issued, fully paid and nonassessable, with no preemptive rights of third parties attaching thereto. There are no outstanding options, rights, warrants, preemptive rights, conversion rights or other agreements or commitments to which the Company is a party or subject providing for the issuance of additional capital stock or any other securities of the Company or for any other adjustment, purchase or transfer affecting the ownership interests in the Company.

     (c) The Sellers collectively own (beneficially and of record) and have good title to 100% the Company's Stock, and have the right, power and capacity to sell, assign and transfer the Stock to the Buyer without the consent of any other person, free and clear of all liens or encumbrances. Sellers have not entered into any contract, agreement or arrangement with respect to the disposition or voting of the Company's Stock. Upon completion of the transactions contemplated hereby, Buyer will have good title to the Company's Stock, free and clear of all liens or encumbrances, except those created by or on behalf of Buyer and such shares shall represent 100% of the issued and outstanding equity securities of the Company. The Company has no bonds or other debt instruments outstanding.

     3.3. Authorization of Transaction. CSC has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. Jack Webb Baum, as Executor of the Estate of Alla Ray Morris represents and warrants that he has the right to execute this Agreement on behalf of such Estate and that such estate owns 50 shares of the Company's Stock, free and clear of all liens and encumbrances. Lyman Sprague de Camp and Gerard Beekman de Camp represent and warrant that they are the duly authorized trustees of the Voting Trust Agreement ("de Camp Trust") between themselves and as such are authorized to execute this Agreement on behalf of such Trust and that the de Camp Trust owns 50 shares of the Company's Stock, free and clear of all liens and encumbrances. All acts and proceedings required to be taken by Sellers to authorize the execution, delivery and performance of this Agreement and all transactions contemplated thereby have been duly and properly taken. This Agreement has been, duly executed and delivered by Sellers and CSC. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the lawful, valid and legally binding obligation of Sellers, and CSC in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies.

     3.4 Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any public body or authority, domestic or foreign, is necessary for the consummation by Sellers and CSC of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Sellers and CSC, nor the consummation by Sellers and CSC of the transactions contemplated hereby, nor compliance by Sellers and CSC with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation of the Company or CSC, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of, any indenture, license, contract, agreement or other instrument or obligation to which the Company or Sellers or CSC is a party or by which any of them or any of their properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company or Sellers or CSC or any of their properties or assets.

     3.4. Financial Statements. The unaudited Balance Sheet and Statement of Profit and Loss for the years ended December 31, 1997, 1998 and 1999 of the Company (the "Annual Statements"), together with the Company's unaudited Quarterly Statement for the quarter[s] ended April 30, 2000, and June 30, 2000 (the "Most Recent Financial Statement Date") have been delivered or made available to Buyer. The Sellers and CSC believe that these statements fairly present the financial condition, assets, liabilities, of the Company as of such dates. To the Sellers' and CSC's knowledge, there are no liabilities, not shown or adequately reserved against in such Annual Statements and Quarterly Statements.

     3.5. Assets. The Company has no tangible assets having conducted its business from the homes or offices of its employees or agents. The Company's assets consist solely of receivables and intellectual property relating to Conan and some (but not all) of the characters featured in some of the Conan books, movies, television productions and/or other works ("Conan Works"). The Company
                                                    -----------
has good and marketable title to, or a valid leasehold interest in, the properties and assets reflected on its most recent financial statements referred to in (S)3.4 thereof, free and clear of any and all liens, encumbrances, licenses or other adverse interests, except for liens or encumbrances for current Taxes (as defined in (S)3.8) not yet due and payable or limitations agreed to in contracts listed in Schedule (S)3.11.

     3.7. Events Subsequent to Most Recent Financial Statement Date. Except as provided in Schedule (S)3.7, since the Most Recent Financial Statement Date, the Business has been operated in the ordinary course and there has not been any material change in the assets, liabilities, properties, business, financial condition, operations or results of operations of the Business. None of the events set forth in (S)5.1 hereof, other than the events permitted thereunder, have occurred since the Most Recent Financial Statement Date.

     3.8. Tax Matters. The Company has filed all tax returns and forms that it was required to file, and paid all Taxes shown thereon as owing. To the knowledge of the Sellers, all such tax returns were completed and filed in accordance with applicable law in all material respects. Neither Sellers nor the Company have waived any statute of limitations in respect of taxes payable by the Company or agreed to any extension of time with respect to a tax assessment or deficiency. Neither Sellers nor the Company is subject to or threatened with any action, suit, proceeding, investigation, audit or claim with respect to the payment of any tax by the Company. As used herein, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, profit, customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, or other tax, withholding tax, or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

     3.9. Legal Compliance. The Company is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, licensing requirements, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and with its Articles of Incorporation and By-Laws.

     3.10. Intellectual Property. The Company's Intellectual Property, and major asset is its ownership of certain trademarks and copyrights and secondary meanings relating to "Conan" and certain characters portrayed in Conan Works (the "Intellectual Property"). Attached as SCHEDULE 3.10 is a list of all trademarks and copyrights filed by the Company. Except as set forth in Schedule
3.10 or in the Contracts listed in Schedule 3.11, with respect to all trademarks, copyrights, registrations and licenses of the Company comprising the Intellectual Property, (a) the Company is the owner or has the right to use the Intellectual Property in the manner in which it is currently being used, (b) no action, suit or proceeding is pending against the Company or, to Sellers' knowledge, threatened with respect to the Intellectual Property, (c) to the knowledge of Sellers, the Intellectual Property does not infringe upon the rights of others and is not subject to any outstanding claim, order, decree or judgment, and (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property. Except as provided in Schedule 3.10, the Sellers' make no representations as to whether some of its trademarks and/or copyrights have expired or are invalid in certain countries, and it is acknowledged by the Parties that US trademarks and/or copyrights are not necessarily honored in certain jurisdictions. Buyer acknowledges that as indicated in the contracts listed in Schedule 3.11 many of the Company's contracts grant licenses to third parties for certain uses which limit the Company's rights to make certain use of its Intellectual Property during the term of such agreements, which might be lengthy or indefinite. Further, under some of these license agreements the Company has received substantial advance payments which it has distributed to its shareholders and others, and no further royalties will be paid until sales exceed the amount on which the advance is based. An example is a license granted to Hasbro granting it the perpetual exclusive right to market Conan Merchandise. Under the Hasbro agreement, the Company received an advance of $2 million only approximately $400,000 of which has been offset by sales. As a result no royalties will be payable to the Company by Hasbro until $1.6 million of royalties of Conan Merchandise has been offset by sales. Certain Robert E. Howard characters that may have been portrayed in Conan Works are not owned by Conan Properties. Among such characters are: "Red Sonja", "Kull", "Soloman Kane", "Bran Mak Morn", "Essau Kairn", "Cormac Mac Art", "Turlogh

O'Brien", and "Thulsa Doom", and other Robert E. Howard characters appearing in other Robert E Howard works as well as third party characters appearing in licensees' stories, such as a Spiderman appearance in a Conan comic from the licensee Marvel

     3.11. Contracts. SCHEDULE 3.11 lists the following contracts and other
                      -------------
agreements to which, to the knowledge of Sellers or CSC, the Company is a party:

     (a) any agreement licensing to any party any rights to use any of the Company's Intellectual Property to the extent that any such rights remain in effect;

     (b)  any agreement to pay any third party any commissions;

     (c)  all insurance policies covering the Company;

     (d) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

     (e) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money;

     (f)  any agreement imposing non-competition obligations on the Company;

     (g)  any agreement for the employment of any individual; and

     (h) any agreement not made in the ordinary course of business, other than this Agreement and the agreements contemplated hereby.

To the knowledge of Sellers and CSC, except as described in Schedule 3.11, each of such contracts or agreements, (i) is a legal, valid and binding obligation of the Company and (ii) no party is in breach or default thereunder and no event has occurred which, with notice or lapse of time, would constitute a breach or default of any such contract. Sellers and CSC represent and warrant that
Schedule 3.11 includes all agreements relating to or restricting movie rights, television rights, video game rights or internet rights and that there are no disputes relating to such rights except as set forth in the contracts listed in
Schedule 3.11.

     3.12. Legal Proceedings. (i) the Company is not engaged in or a party to, or threatened with, any claim, action, suit or other legal or administrative proceeding involving the Company or its assets, (ii) Sellers have no knowledge of any investigation threatened by any governmental or regulatory authority with respect to the Company or its assets, and (iii) the Company is not subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency.

     3.13. No Employees or Employee Plans. The Company has no employees except that Sandy Bronsther, Raymond Schacht, Barbara Baum and Jocelyn Darling have provided the Company services via consulting agreements and the Company has no employee pension benefit plans ("Pension Benefit Plans"), as defined in (S)3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or under other employee welfare benefit plans ("Welfare Benefit Plans"), as defined in (S)3(l) of ERISA, or under any multiemployer plan as defined in (S)3(37) of ERISA, nor does it have any liability with respect to any such plan. The Company has no liability to make any contributions under the terms of any Pension Benefit Plans. The Company is not responsible for or liable in connection with any Welfare Benefit Plans, under which any material claims for benefits are in dispute, or for the compliance as to any such Plan with any applicable requirements, if any, of ERISA and the Code, including, but not limited to, the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to provide health care continuation coverage ((S)4980B(f) of the Code).

     3.14. Acquisition of Stock for Investment. CSC is are acquiring the Buyer's Stock on behalf of the Sellers for investment and not with a view toward any distribution thereof, and will dispose of such Stock only in compliance with the Securities Act of 1933 as amended (the "33 Act") and any applicable state securities laws. Notwithstanding the foregoing, it is understood that CSC will be holding Buyer's Stock for the benefit of the Sellers who will be the beneficial holders thereof and for a small number of other entities who have an interest in the Company which will not continue as a result of this Agreement, or to satisfy amounts owed to such entities by the Company, and that CSC will transfer record ownership of such shares to such persons in private placements during the two years following the Closing.

     3.15. Investor Status. Each of the Sellers has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment made pursuant to this Agreement. Each of the Sellers is aware that it may be required to bear the economic risk of an investment made pursuant to this Agreement for an indefinite period of time, and is able to bear such risk for an indefinite period.

     3.16. Reliance on Exemptions. Each of the Sellers and CSC understands the Buyer's Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of the applicable United States federal and state securities laws and that the Buyer is relying upon the truth and accuracy of, and the Sellers' compliance with, the representations, warranties, acknowledgments, understandings, agreements and covenants of the Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Sellers to acquire the Buyer's Stock

     3.17. Legend. The Sellers and CSC understand that until the Common Stock, the Warrants, and the shares of Common Stock issuable upon exercise of the Warrants (if any) (the "Registrable Securities"), have been registered under the 33 Act and that the stock certificates representing the Registrable Securities will bear a restrictive legend (the "Legend") in substantially the following form:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "LAWS"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE LAWS, OR (II) AN OPINION OF COUNSEL PROVIDED TO THE ISSUER IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT

     REQUIRED UNDER THE LAWS DUE TO AN AVAILABLE EXCEPTION TO OR EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE LAWS.

     3.18. Brokers' Fees. Upon the completion of this Agreement, neither the Sellers nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company will be liable.

     3.19. Disclaimer. Sellers make no representation or warranty with regard to any statements, oral or written, with respect to the Stock, the Business or the Company except as expressly set forth in this Agreement.

                                  ARTICLE IV
                    Representations And Warranties Of Buyer

  Buyer represents and warrants to Sellers and CSC as follows:

     4.1. Organization of Buyer. Buyer is a corporation validly existing and in good standing under the laws of the State of Colorado.

     4.2. Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement, the Security Agreement and the Registration Rights Agreement and the Warrants and the Initial Shares, the Guarantee Shares and the Additional Guarantee Shares and to perform its obligations hereunder and thereunder. All acts and proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated thereby have been duly and properly taken. This Agreement has been, and the other documents contemplated to be executed and delivered by Buyer at Closing will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by Sellers, this Agreement, the Security Agreement and the Registration Rights Agreement constitute the lawful, valid and legally binding obligations of Buyer, enforceable, in all cases, in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies.

     4.3. Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any public body or authority, domestic or foreign, is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Buyer or any of its properties or assets.

     4.4. Reliance Upon Disclosure Documents. Sellers and CSC, in agreeing to take Buyer's Stock as part of the Consideration shall be entitled to rely upon the Buyer's various forms 10-KSB's and 10-QSB's, proxy statements and annual reports to shareholders. Such documents are true and correct as of their respective dates, do not contain any misstatements as to material facts, and do not omit to disclose any information necessary to make any statements made, in the context in which made, not misleading.

     4.5. Acquisition of Stock for Investment. Buyer is acquiring the Stock for investment and not with a view toward any distribution thereof, and will dispose of such Stock only in compliance with the 33 Act and any applicable state securities laws.

     4.6. Buyer's Business Investigation. Buyer has been permitted by Sellers to conduct such investigation of the Company as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Buyer has reviewed all of the documents, records, reports and other materials identified in the Schedules hereto and is familiar with the content thereof. Buyer acknowledges that it has been given access to all such information. For the purpose of conducting these investigations, Buyer has employed the services of its own agents, representatives, experts and consultants. To Buyer's knowledge, all materials and information requested by Buyer have been provided to Buyer to Buyer's satisfaction. Sellers, for the convenience of Buyer, have provided Buyer a brief description of certain of the contracts listed in (S)3.14 to Buyer, provided that it is agreed and acknowledged that: (i) such description is from the personal memory of one of the Sellers and has not been verified and Sellers disclaim any obligation to verify such description; (ii) such description is not represented by the Sellers or CSC to be accurate; and (iii) such description is qualified in its entirety by the actual agreement which Buyer has had the opportunity to review.

     4.7. Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller will be liable.

                                   ARTICLE V
                              Covenants Of Sellers

     5.1. Interim Conduct of Business. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement or the transactions contemplated hereby, the Sellers will not cause the Company prior to the Closing Date, without the prior consent of Buyer, to do any of the following:

     (a) sell, lease, transfer, license, or assign any of its assets, tangible or intangible, to any third party, other than in the ordinary course of business.

     (b) impose any Lien upon any of its assets, tangible or intangible, or any security interest;

     (c) change or authorize a change in the Certificate of Incorporation or bylaws of the Company;

     (d) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or acquire (including upon conversion, exchange, or exercise) any of its capital stock;

     (e)  guarantee any third-party indebtedness;

     (f)  incur borrowings from third parties, without Buyer's prior approval;

     (g) enter into or amend any agreement or transaction other than as permitted herein;

     (h) merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity; or

     (i)  agree or commit to do any of the foregoing.

     5.2 Permitted Action. Notwithstanding the provisions of (S)5.1, between the date hereof and the Closing Date,Sellers will be entitled to cause the Company to declare, set aside, or pay any cash dividend or make any cash distributions with respect to its capital stock to the extent of any amounts collected, after the Company has first paid or provided for all creditors.

     5.3. Access. From the date hereof through the Closing Date, Sellers shall give Buyer and its representatives access, during normal business hours and under reasonable circumstances, to all properties, records and appropriate personnel, including officers and independent public auditors, of the Company and shall furnish Buyer with all financial and other information in its possession relating to the Company as Buyer may reasonably request.

     5.4. Consummation Subject to the terms and conditions provided herein, Sellers agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms; except that this covenant shall not require Sellers to make any payment or incur any economic burden not provided for herein.

     5.5. Termination of Consulting Agreements Sellers shall cause the consulting agreements listed in (S)3.13 to be terminated effective as of the Closing and be responsible for any liability to any person or Company for any such termination. CSC and Sellers will provide Buyer at the Closing with such evidence of having complied with this (S)5.5 as Buyer may reasonably request.

                                  ARTICLE VI
                              COVENANTS OF BUYER

     6.1. Consummation. Subject to the terms and conditions provided herein, Buyer agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms; except that this covenant shall not require Buyer to make any payment or incur any economic burden not provided for herein.

     6.2 Security Agreement. Buyer will enter into and will cause the Company to enter into a security agreement in the form attached hereto as
SCHEDULE 6.2 pursuant to which Buyer will cause the Company to assign CSC the Conan Trademarks and copyrights and will grant CSC a security interest in all contracts of the Company granting licenses to third parties to use any of the Company's Intellectual Property and all proceeds thereof including royalties and advances received by the Company as security for the payment by buyer of its obligations under (S)(S)1.2(c) and (d). In connection with the Security Agreement, (a) Buyer will not permit the Company to enter into any licensing agreement that does not provide for fair consideration to the Company under terms consistent with normal practices in the industry; (b) will cause all assets of the Company to remain in the Company and not commingle the Company's assets with those of Buyer; (c) Buyer will advise CSC of all material licenses and agreements entered into and payments received thereunder; (d) with respect to existing contracts, Buyer agrees that upon the Company failing to comply with its obligation hereunder CSC is authorized to notify third parties thereto to make all future royalty and other payments relating to any Conan Work to CSC rather than the Company or Buyer; and (e) with respect to any contract entered into by the Company or with respect to any of its intellectual property after the Closing and before the Buyer has fulfilled all its obligations under
(S)(S)1.2(c) and (d) Buyer shall cause to be included in each such contract a provision notifying the other parties to such contract of CSC's security interest and direct such parties to make all payments to CSC upon receipt of notification from CSC or the Company to do so.

     6.3 Registration Rights Agreement. Buyer will enter into the Registration Rights Agreement with Sellers and CSC attached hereto as SCHEDULE
6.3 pursuant to which it will confirm that Buyer will (a) within 9 months following the closing register the Initial Shares and any Guarantee Shares under the "33 Act"; and (b) grant Sellers and CSC "Piggyback Rights" to have their Initial Shares and Guarantee Shares included in certain registration statements.

     6.4 Records and Documents. Following the Closing Date, Buyer shall grant to Sellers and their respective representatives, at Sellers' reasonable request, reasonable access to and the right to make copies at Sellers' expense of those records and documents covering any period prior to the Closing related to the Business as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other business purposes. In connection with the Security Interest referred to in (S)6.2 above, Buyer will grant CSC access to all records and documents covering any assets and income covered by the security interest granted to CSC. If Buyer elects to dispose of such records, Buyer shall first give CSC sixty (60) days' written notice, during which period CSC shall have the right to take such records without further consideration

                                  ARTICLE VII
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to delivery of the items specified in (S)2.2(a) and fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Buyer):

     7.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Sellers and CSC contained herein shall be accurate in all material respects as if made on and as of the Closing Date, except for changes occurring in the ordinary course of the Business or as permitted herein. Sellers shall, in all material respects, have performed all obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing. A Certificate of the Chief Executive Officer or Chief Financial Officer of the Company shall be delivered to the effect that, to the knowledge of such certifying officer, the representations and warranties are true and correct and that the covenants have been fully complied with.

     7.2. No Pending Action. No order of any court, administrative agency or other governmental authority shall be pending which prohibits the carrying out of this Agreement or any of the significant transactions contemplated hereby or declares unlawful the transactions contemplated hereby.

     7.3 Security Agreement. CSC shall have signed a Security Agreement in the form attached hereto as Schedule 6.2.

     7.4 Registration Agreement. Sellers and CSC shall have signed a Registration Rights Agreement in the form attached hereto as Schedule 6.3.

                                 ARTICLE VIII
                Conditions Precedent To Obligations Of Sellers

     The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to delivery of the items specified in (S)2.2(b) and fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

     8.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date. Buyer shall have, in all material respects, performed all obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing. A Certificate of the Chief Executive Officer or Chief Financial Officer of the Buyer shall be delivered to the effect that to the knowledge of such certifying officer, the representations and warranties are true and correct and that the covenants have been fully complied with.

     8.2. No Pending Action. No order of any court, administrative agency or other governmental authority shall be pending which prohibits the carrying out of this Agreement or any of the significant transactions contemplated hereby or declares unlawful the transactions contemplated hereby.

     8.3 Security Agreement. Buyers and the company shall have signed and delivered the Security Agreement in the form annexed hereto as Schedule 6.2

     8.4 Registration Rights Agreement. Buyer shall have signed and delivered the Registration Rights Agreement form annexed hereto as Schedule 6.3

     8.5 Assignment. The Company shall have signed and delivered the Assignment required in (S)1.5

                                  ARTICLE IX
                         Survival And Indemnification

     9.1. Survival. Unless otherwise specified herein, all covenants and agreements contained herein or in any agreement or document delivered pursuant hereto, shall survive the Closing until fully performed. All representations and warranties contained herein or in any agreement or other document delivered pursuant hereto shall survive the Closing for a period of six months from the date hereof, after which they shall be of no further force or effect; provided, however, that all representations and warranties set forth in (S)3.2, (S)3.3 and
(S)4.2 shall survive until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in (S)9.3 within the applicable survival period shall survive until resolved pursuant to a final nonappealable judicial determination or otherwise.

     9.2. Indemnification. Subject to the provisions of (S)9.3, Sellers shall indemnify and hold harmless Buyer, and Buyer shall indemnify and hold harmless Sellers and CSC from and against any and all loss, damage, cost or expense (including reasonable attorneys' fees and expenses) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any agreement or other document delivered pursuant to the terms hereof. All such indemnification shall be made by delivery of shares of Buyer's Stock at the Market Price at the Closing Date.

     9.3. General Provisions Relating to Indemnification. (a) Neither Sellers nor CSC nor Buyer shall be required to make any restitution, in the form of Buyer's Stock pursuant to this Article IX, unless and to the extent that the aggregate amount of all claims by Buyer or by Sellers and CSC, taken as a whole pursuant to this Article IX shall exceed $50,000 (the "Threshold Amount").

     (b) Neither Buyer, nor Sellers and CSC taken as a whole shall be entitled to collect greater than a total of the lesser of (i) shares of Buyer's Stock with a Market Price at the time of claim equal to $500,000 or (ii) 50,000 shares of Buyer's Stock as indemnification under this Agreement ("Maximum Claim"). If Buyer has claims which exceed the Maximum Claim they shall be entitled to rescind this Agreement and return all consideration including any agreements entered into following the Closing, provided however, that Buyer must provide Sellers and CSC with written notice of such election within 30 days of learning of any claim or matter giving rise to such claim and must not have taken any action which prejudices Sellers' and CSC's rights to resolve such claim.

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     (c)   The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder. The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within thirty (30) days after it obtains knowledge of the basis for a claim for indemnification hereunder.

     (d) Buyer shall not be entitled to any indemnification because of the existence of a contract not disclosed by Sellers pursuant to (S)3.12 merely because such agreement grants a third party exclusivity as to a particular use of the Company's Intellectual Property for a royalty rate based on Buyer's claim that it could negotiate a more favorable license, provided that such undisclosed contract does not limit the Company's rights to grant movie rights, television rights or rights to use and license the Intellectual Property on the internet.

     (e) With respect to each third-party claim subject to this Article IX (a "Third Party Claim"), the party seeking indemnification (the "Indemnified Party") must give prompt notice to the indemnifying party (the "Indemnifying Party") of the Third Party Claim. The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice without prejudice to the right of the Indemnifying Party to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with ten (10) days' prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of any Third Party Claim with its own counsel and at its own expense. In no event shall the Indemnified Party consent (without the consent of the Indemnifying Party) to a settlement of, or the entry of any judgment arising from, any Third Party Claim. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis.

     (f) After the Closing, the indemnification rights provided hereunder shall be the exclusive remedy of Sellers and Buyer with respect to any dispute arising out of or related to this Agreement.

                                   ARTICLE X
                                  TERMINATION

     10.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

     (a)   by the mutual written consent of Sellers and Buyer;

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

     (b) by Sellers or Buyer, if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     10.2. Effect of Termination. If any party terminates this Agreement pursuant to (S) 10.1 above, all obligations of the parties hereunder shall
            --------
terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions of this (S) 10.2 shall survive termination of this Agreement.
        --------

                                  ARTICLE XI
                                Tax Allocation

     11.1. Taxes.  The Company has filed as a  Subchapter S corporation under
           -----
the internal revenue code, and it's shareholders pay income taxes on the Company's net income. The Sellers' will be responsible for such tax liability up through the date prior to the closing date and Buyer (or the Company if Buyer terminates such election) shall be responsible for income taxes on the Company's net income from and after the Closing Date.

                                  ARTICLE XII
                              GENERAL PROVISIONS

     12.1. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall, in any event, be effective unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     12.2. Notices. All notices, demands, requests, consents, approvals and other communications (any of the foregoing, a "Notice") required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged and a copy by hand or by reputable overnight courier within one (1) business day thereafter or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this (S)12.2. Any such Notice shall be deemed to have been received three (3) days after the date such Notice is mailed or on the date of sending by telefax or delivery by hand if sent or delivered during business hours on a business day (otherwise on the next business day) or the next day if sent by an overnight commercial courier addressed to the parties as follows:

               (a)  If to Sellers or CSC:
                             c/o Arthur Lieberman, Esq.
                             Lieberman & Nowak
                             Empire State Building
                             350 Fifth Avenue
                             Suite 7412
                             New York, NY 10118

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

              With copies to:

Share & Blejec LLP               Dr. Jack Baum             Lyman decamp
317 Madison Avenue               126 Hurst Creek Drive     2801 Woods Lane
Suite 1421                       Austin TX 78734           Garland, TX  75044
New York, NY 10017
Telecopy No.: 212-378-1299
Attn:  Paul Share, Esq.

          (b)  If to Buyer:

                    Stan Lee Media, Inc.
                    15821 Ventura Boulevard, Suite 675
                    Sherman Oaks, CA 91435
                    Telecopy No. 818-461-1760
                    Attn: General Counsel

Any party may change its address or add or change parties for receiving notice by written notice given to the others named above.

     12.3. Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby, except that (i) the Buyer and (ii) the Sellers and CSC shall each pay 50% of the legal costs of drafting this Agreement.

     12.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.5. Successors and Assigns; Beneficiaries. This Agreement shall bind and inure to the benefit of the parties named herein and their respective permitted successors and assigns. No party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party. No third party shall be entitled to enforce any provision hereof and no third party is intended to benefit from this Agreement.

     12.6. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

     12.7. Announcements. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except for regulatory filings and disclosures made based upon advice of counsel. Each party shall promptly advise the other of any such contemplated announcements.

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

     12.8. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     12.9. Governing Law. This Agreement shall be interpreted in accordance with the substantive laws of the State of New York applicable to contracts made and to be performed wholly within said State.

     In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

STAN LEE MEDIA, INC. ("BUYER").               ALLA RAY MORRIS TRUST (a "Seller")

By:__________________________                 By:__________________________
Its:                                              Jack Webb Baum, Executor

VOTING TRUST  (a "Seller")                    CONAN SALES CO. LLC ("CSC")

By:__________________________ and             By____________________________
                                                 Lyman deCamp, Manager
_____________________________
Lyman Sprague de Camp and Gerard Beekman      By:___________________________
de Camp as Co-Trustees                            Arthur Lieberman, Manager

                                              By:__________________________
                                                  Jack Baum, Manager

______________________________
Arthur Lieberman (a "Seller")

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

                                   SCHEDULES

SCHEDULE A              List of Sellers and Addresses
SCHEDULE 1.4(a)         Form Of Warrant Agreement
SCHEDULE 1.5            Form of Assignment of Accrued Advances
SCHEDULE 1.5(a)         List of Accrued Advances
SCHEDULE 1.5(a)(ii)     List Accrued Causes of Action
SCHEDULE 3.7            Events Subsequent to the Most Recent Financial Statement
                        Date
SCHEDULE 3.10           List of All Copyrights and Trademarks Filed
SCHEDULE 3.11           List of Contracts
SCHEDULE 6.2            Form of Security  Agreement
SCHEDULE 6.3            Form of Registration Rights Agreement

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